    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 10, 1997
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                       AND POST-EFFECTIVE AMENDMENT NO. 1
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                           BOEING CAPITAL CORPORATION

             (Exact name of registrant as specified in its charter)

               DELAWARE                                 95-2564584
     (State or other jurisdiction                    (I.R.S. Employer
  of incorporation or organization)                Identification No.)

                      4060 LAKEWOOD BOULEVARD, SIXTH FLOOR
                          LONG BEACH, CALIFORNIA 90808
                                 (562) 627-3000

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                            MICHAEL C. DRAFFIN, ESQ.
        VICE PRESIDENT--TAXES & ASSOCIATE GENERAL COUNSEL AND SECRETARY
                           BOEING CAPITAL CORPORATION
                      4060 LAKEWOOD BOULEVARD, SIXTH FLOOR
                          LONG BEACH, CALIFORNIA 90808
                                 (562) 627-3085

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

        H. DAVID HEUMANN, ESQ.                   NORMAN D. SLONAKER, ESQ.
      ASSISTANT GENERAL COUNSEL                      BROWN & WOOD LLP
      BOEING CAPITAL CORPORATION                  ONE WORLD TRADE CENTER
 4060 LAKEWOOD BOULEVARD, SIXTH FLOOR         NEW YORK, NEW YORK 10048-0557
  LONG BEACH, CALIFORNIA 90808-1700

                         ------------------------------

 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO
         TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                         ------------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                          PROPOSED MAXIMUM       PROPOSED MAXIMUM
            TITLE OF EACH CLASS OF                     AMOUNT TO           OFFERING PRICE            AGGREGATE
          SECURITIES TO BE REGISTERED                BE REGISTERED           PER UNIT(1)         OFFERING PRICE(1)
Debt Securities................................  $1,000,000,000(2)(3)           100%              $1,000,000,000


            TITLE OF EACH CLASS OF                     AMOUNT OF
          SECURITIES TO BE REGISTERED              REGISTRATION FEE
Debt Securities................................        $303,030

(1) Estimated solely for the purpose of calculating the registration fee.

(2) Or, if any Debt Securities are (i) denominated other than in U.S. dollars, such principal amount as shall result in an aggregate offering price equivalent to $1,000,000,000 at the time of initial offering, or (ii) issued at an original issue discount, such greater principal amount as shall result in aggregate gross proceeds to the Registrant of $1,000,000,000.

(3) Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus included in the Registration Statement is a combined prospectus and also relates to registration statement No. 33-58989 previously filed by the Registrant on Form S-3 and declared effective on June 15, 1995. This Registration Statement, which is a new registration statement, also constitutes Post-Effective Amendment No. 1 to registration statement No. 33-58989, and such Post-Effective Amendment No. 1 shall hereafter become effective concurrently with the effectiveness of this Registration Statement and in accordance with Section 8(c) of the Securities Act of 1933. The Prospectus included in this Post-Effective Amendment No. 1 relates to the remaining unsold Debt Securities having an aggregate principal amount of $200,000,000 which were previously registered by the Registrant under registration statement No. 33-58989. A filing fee of $68,966 associated with such securities was previously paid with registration statement No. 33-58989. This Registration Statement and the registration statement amended hereby are collectively referred to herein as the "Registration Statement".
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

               SUBJECT TO COMPLETION, DATED               , 1997
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PRELIMINARY PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

P R O S P E C T U S

                                 $1,200,000,000

                           BOEING CAPITAL CORPORATION

                      SENIOR/SUBORDINATED DEBT SECURITIES
                                ---------------

    Boeing Capital Corporation (the "Company" or "BCC") (formerly known as McDonnell Douglas Finance Corporation) from time to time may offer and sell up to $1,200,000,000 aggregate initial offering price, or its equivalent, based on the applicable exchange rate at the time of the offering, in such foreign currencies, units or composites of two or more thereof as shall be designated by the Company at the time of offering, of its senior debt securities (the "Senior Securities") and/or subordinated debt securities (the "Subordinated Securities"). The Senior Securities and the Subordinated Securities will be referred to collectively as the "Securities". The Securities may be offered in one or more separate series in amounts, at prices and on terms to be determined at the time of sale and set forth in a supplement to this Prospectus (a "Prospectus Supplement").

    The Securities will be unsecured obligations of the Company. The Senior Securities will rank equally with all other unsecured and unsubordinated indebtedness of the Company. The Subordinated Securities will be subordinated to all existing and future Senior Indebtedness (as defined below) of the Company. See "Description of the Securities". The Securities may be issued in registered form ("Registered Securities") without coupons or in bearer form ("Bearer Securities") with coupons attached or both. Bearer Securities will be offered only to non-United States persons and to offices located outside the United States of certain United States financial institutions.

    The specific terms of the Securities in respect of which this Prospectus is being delivered, including, where applicable, the specific designation, aggregate principal amount, authorized denominations, currency, maturity, interest rate (which may be fixed or variable) and time of payment of interest, if any, terms for any redemption or repayment at the option of the Company or the holder, terms for sinking fund payment, if any, whether the Securities are Senior Securities or Subordinated Securities, the initial public offering price or purchase price, any stock exchange listings, any special provisions related to Securities denominated in a foreign or composite currency or issued as medium-term notes, original issue discount securities or other special terms will be set forth in the accompanying Prospectus Supplement. As used herein, Securities shall include securities denominated in United States dollars or, at the option of the Company if so specified in the applicable Prospectus Supplement, in any other currency or in composite currencies.

    The Securities may be sold to underwriters for public offering pursuant to terms of offering established at the time of sale. In addition, the Securities may be sold by the Company directly or through dealers or agents designated from time to time. The Prospectus Supplement will also set forth with respect to the sale of the Securities in respect of which this Prospectus is being delivered the names of the underwriters, dealers or agents, if any, any applicable commissions or discounts, the net proceeds to the Company from such sale and any other terms of the offering. Any underwriters, dealers or agents participating in the offering may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

    This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

                            ------------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
           REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

               THE DATE OF THIS PROSPECTUS IS             , 1997.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and New York Regional Office, 13th Floor, Seven World Trade Center, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and other information regarding registrants, such as the Company, that file electronically with the Commission. The address of such site is http:\\www.sec.gov. Copies of such material also may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which exchange certain of the Company's securities are listed.

    This Prospectus constitutes a part of two Registration Statements on Form S-3 (together with all exhibits thereto, the "Registration Statements") filed with the Commission under the Securities Act, with respect to $1,200,000,000 aggregate initial offering price of Senior Securities and Subordinated Securities of the Company. This Prospectus does not contain all of the information contained in the Registration Statements. Reference is made to the Registration Statements for further information with respect to the Company and the Securities offered hereby.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The Company's Annual Report on Form 10-K for the year ended December 31, 1996, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997, as filed with the Commission, are hereby incorporated by reference into this Prospectus and made a part hereof.

    All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference into this Prospectus and made a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in this Prospectus, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    This Prospectus contains brief summaries of certain more detailed information contained in documents incorporated herein by reference. Such summaries are qualified in their entirety by the more detailed information contained in the incorporated documents.

    The Company will provide without charge to each person (including any beneficial owner) to whom this Prospectus is delivered, upon the written or oral request of any such person (identified to the Company's satisfaction), a copy of any or all documents incorporated by reference into this Prospectus (without exhibits unless such exhibits are specifically incorporated by reference herein). Requests should be directed to:

                          Boeing Capital Corporation
                          4060 Lakewood Boulevard, 6th Floor
                          Long Beach, California 90808-1700
                          Attention:     Treasury Department
                          Telephone:    (562) 627-3100

                                  THE COMPANY

    The Company is a commercial finance company primarily engaged in commercial aircraft financing and commercial equipment leasing. The Company was incorporated in Delaware in 1968. The Company is a wholly-owned subsidiary of Boeing Capital Services Corporation, a wholly-owned subsidiary of McDonnell Douglas Corporation ("MDC"), which, in turn, is a wholly-owned subsidiary of The Boeing Company ("Boeing"). The Company became a subsidiary of Boeing on August 1, 1997 as a result of a merger between MDC and Boeing. As described in more detail in the Company's Report on Form 10-Q for the period ended June 30, 1997, incorporated by reference herein, Boeing's management is currently considering, among other things, the strategic value of the Company and, accordingly, the future direction of the Company is uncertain.

    The Company's commercial aircraft financing group, located in Long Beach, California, finances commercial aircraft (historically primarily MDC aircraft) by purchasing such aircraft subject to lease to airlines and by providing secured and unsecured notes receivable financing in connection with such aircraft. Although since 1986 the Company has provided financing to airlines (primarily regional airlines) for aircraft manufactured by manufacturers other than MDC, aircraft manufactured by MDC continue to comprise a substantial majority of the Company's commercial aircraft portfolio. At June 30, 1997 and December 31, 1996, the carrying amount of the Company's commercial aircraft portfolio was $1,725.5 million and $1,814.9 million, respectively, with 33 customers (25 domestic and 8 foreign) and 34 customers (25 domestic and 9 foreign), respectively. At June 30, 1997 and December 31, 1996, 88.9% and 89.1%, respectively, of the Company's commercial aircraft portfolio (60.3% and 61.5%, respectively, of the Company's total portfolio) was comprised of aircraft manufactured by MDC. No Boeing aircraft were in the Company's portfolio as of June 30, 1997. On September 30, 1997, the Company purchased a used Boeing 767-300 aircraft on lease to a major international airline.

    The commercial equipment leasing business segment provides single-investor, tax-oriented lease financing and debt financing as its primary products. This segment, which maintains its principal operations in Long Beach, California and has marketing offices in Chicago, Illinois, Atlanta, Georgia and Detroit, Michigan, obtains its business primarily through direct solicitation by its marketing personnel. The commercial equipment leasing business segment specializes in leasing equipment such as executive aircraft, machine tools, over-the-road transportation equipment, printing equipment, and other types of equipment which it believes will maintain strong collateral and residual values. At June 30, 1997 and December 31, 1996, the carrying amount of the Company's commercial equipment leasing portfolio was $790.3 million and $769.8 million, respectively.

    The principal executive office of the Company is located at 4060 Lakewood Boulevard, 6th Floor, Long Beach, California 90808-1700; telephone number (562) 627-3000.

                                USE OF PROCEEDS

    Net proceeds from the sale of the Securities will be used to fund the acquisition of receivables (possibly including, without limitation, the acquisition of portfolios of receivables), to purchase equipment for lease and for other corporate purposes, and may be used to reduce, from time to time, other indebtedness, including indebtedness to MDC and Boeing.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following is a summary of certain consolidated financial information of the Company and its subsidiaries at the dates or for each of the periods indicated. The selected consolidated financial data at December 31, 1996 and 1995 and for each of the years ended December 31, 1996, 1995 and 1994 has been derived from, should be read in conjunction with, and is qualified in its entirety by reference to, the audited consolidated financial statements and notes thereto of the Company included in its Annual Report on Form 10-K for the year ended December 31, 1996, incorporated by reference in this Prospectus. See "Incorporation of Certain Documents by Reference". The selected consolidated financial information as of and for the six months ended June 30, 1997 and 1996 included below has been derived from, and should be read in conjunction with, the Company's unaudited interim consolidated financial statements, which in the opinion of the Company's management include all adjustments, consisting only of normal recurring adjustments, which the Company considers necessary for a fair presentation of the financial condition and results of operations of the Company for these periods. Operating data for the six months ended June 30, 1997 are not necessarily indicative of the results of operations that may be expected for the full year.

                                               AS OF AND FOR THE
                                                SIX MONTHS ENDED
                                                    JUNE 30,              AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                                              --------------------  -----------------------------------------------------
                                                1997       1996       1996       1995       1994       1993       1992
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                         (DOLLARS IN MILLIONS)
Selected earnings data:
  Operating income..........................  $   118.9  $   108.0  $   221.5  $   190.6  $   186.8  $   196.9  $   251.5
  Interest expense..........................       64.2       57.0      117.3      101.9      108.3      116.4      145.9
  Net income................................       25.4       23.4       48.8       39.3       28.3       16.8       27.7
Ratio of earnings to fixed charges(1).......       1.61       1.62       1.62       1.57       1.37       1.33       1.30

Selected balance sheet data:
  Total assets..............................  $ 2,588.8  $ 2,330.5  $ 2,666.6  $ 2,049.6  $ 1,929.6  $ 2,055.5  $ 1,999.0
  Total debt................................    1,732.4    1,582.5    1,850.2    1,339.7    1,215.1    1,361.2    1,330.4
  Shareholder's equity......................      349.2      301.9      325.5      280.2      271.9      269.4      256.4
Cash dividends paid(2)......................        1.7        1.7        3.5       42.0       19.5        3.6      105.8

------------------------

(1) For the purpose of computing the ratio of earnings to fixed charges, earnings consist of earnings from continuing operations before income taxes, cumulative effect of accounting changes and fixed charges, and fixed charges consist of interest expense and preferred stock dividends.

(2) The provisions of various credit and debt agreements require the Company to maintain a minimum net worth, restrict indebtedness, and limit cash dividends and other distributions. At June 30, 1997 and December 31, 1996, at least $91.6 million and $68.4 million, respectively, of earnings retained for growth was available for dividends.

                         DESCRIPTION OF THE SECURITIES

    The Senior Securities are to be issued under an indenture dated as of April 15, 1987, as supplemented by a supplemental indenture dated as of June 12, 1995 (as so supplemented, the "Senior Indenture"), between the Company and Bankers Trust Company, as trustee ("Bankers Trust"). The Subordinated Securities are to be issued pursuant to an indenture dated as of June 15, 1988, as supplemented by a supplemental indenture dated as of June 12, 1995 (as so supplemented, the "Subordinated Indenture"), between the Company and Bankers Trust, (successor to First Trust of California), as trustee. The Senior Indenture and the Subordinated Indenture are referred to collectively herein as the "Indentures", and Bankers Trust is referred to herein as the "Trustee". A copy of each of the Indentures is an exhibit to the Registration Statement. The Indentures provide that there may be more than one trustee, each with respect to one or more series of Securities.

    The following information concerning the Securities and certain provisions of the Indentures is intended to provide a summary thereof and does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Indentures, including the definitions therein of certain terms. Wherever reference is made to defined terms (which are capitalized herein) of either of the Indentures, such defined terms are incorporated herein by reference.

GENERAL

    Reference is made to the Prospectus Supplement relating to the particular series of Securities offered thereby for the following terms of such Securities:
(a) the title of such Securities; (b) any limit on the aggregate principal amount of such series of Securities; (c) whether such Securities are to be Senior Securities or Subordinated Securities; (d) whether such Securities are to be issuable as Registered Securities or Bearer Securities or both and whether such Securities are to be issuable initially in temporary global form or permanent global form; (e) the price or prices (expressed as a percentage of the aggregate principal amount thereof) at which such Securities will be issued; (f) the date or dates on which, and the method of determining Holders to which, the principal of such Securities will be payable; (g) the rate or rates per annum (which may be fixed or variable), or the formula by which such rate or rates will be determined, at which such Securities will bear interest, if any, and the date from which such interest, if any, will accrue; (h) each Interest Payment Date on which such interest, if any, on such Securities will be payable and the Regular Record Date for the interest payable on such Securities which are Registered Securities on any Interest Payment Date; (i) any mandatory or optional sinking fund or analogous provisions; (j) each office or agency where, subject to the terms of the appropriate Indenture as described below under "Payment and Paying Agents", the principal of and premium, if any, and interest, if any, on such Securities will be payable and each office or agency where such Securities may be presented for registration of transfer or exchange; (k) the date, if any, after which and the price or prices at which such Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, in whole or in part, and the other detailed terms and provisions of any such optional or mandatory redemption provisions; (l) the denominations in which such Securities which are Registered Securities will be issuable in other than denominations of $1,000 and any integral multiple thereof, and the denominations in which such Securities which are Bearer Securities will be issuable; (m) the currency or currencies (including composite currencies) of payment of principal of and premium, if any, and interest, if any, on such Securities; (n) any index used to determine the amount of payments of principal of and premium, if any, and interest, if any, on such Securities; (o) whether and under what circumstances the Company will pay additional amounts ("Additional Amounts") in respect of the Securities held by persons who are non-United States persons (as defined in the Prospectus Supplement if applicable) in respect of specified taxes, assessments or other governmental charges and whether the Company has the option to redeem the affected Securities rather than pay Additional Amounts; and
(p) any other terms of such Securities not inconsistent with the provisions of the appropriate Indenture. Any such Prospectus Supplement will also describe any special provisions for the payment of Additional Amounts with respect to such Securities.

    The Securities may be issued as Original Issue Discount Securities to be sold at a substantial discount below their principal amount and may be denominated in currencies other than United States dollars. Special United States federal income tax considerations applicable to any such Securities will be set forth in a Prospectus Supplement relating thereto.

    The Securities will be unsecured obligations of the Company. The Senior Securities will rank equally with all other unsecured and unsubordinated indebtedness of the Company. The Subordinated Securities will be subordinated in right of payment to the prior payment in full of all existing and future Senior Indebtedness of the Company as described below under "Subordination".

    The Indentures do not limit the aggregate principal amount of Securities that may be issued thereunder or of any particular series of such Securities.

    Under the Indentures, the Company will have the ability, in addition to the ability to issue Securities with terms the same as or different from those of Securities previously issued, to "reopen" a previous issue of a series of Securities and issue additional Securities of such series or establish additional terms of such series of Securities.

FORM, EXCHANGE, REGISTRATION AND TRANSFER

    The Securities of a series may be issued solely as Registered Securities, solely as Bearer Securities (with coupons attached) or as both Registered Securities and Bearer Securities. Securities of a series may be issuable in whole or part in the form of one or more global Securities, as described below under "Global Securities".

    Registered Securities of any series will be exchangeable for other Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. In addition, if Securities of any series are issuable as both Registered Securities and Bearer Securities, at the option of the Holder, subject to the terms of the appropriate Indenture, Bearer Securities (accompanied by all unmatured coupons, except as provided below, and all matured coupons in default) of such series will be exchangeable for Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Unless otherwise indicated in the Prospectus Supplement relating thereto, any Bearer Security surrendered in exchange for a Registered Security between a Regular Record Date or a Special Record Date and the relevant date for payment of interest will be surrendered without the coupon relating to such date for payment of interest and interest will not be payable in respect of the Registered Security issued in exchange for such Bearer Security, but will be payable only to the Holder of such coupon when due in accordance with the terms of the appropriate Indenture. Bearer Securities will not be issued in exchange for Registered Securities.

    Securities may be presented for exchange as provided above, and unless otherwise indicated in an applicable Prospectus Supplement, Registered Securities may be presented for registration of transfer (duly endorsed, or accompanied by a duly executed written instrument of transfer), at the office of Bankers Trust, Four Albany Street, New York, New York 10006, Attention:
Corporate Trust and Agency Group (the "Security Registrar") or at the office of any transfer agent designated by the Company for such purpose with respect to any series of Securities and referred to in the Prospectus Supplement relating thereto, without service charge and upon payment of any taxes and other governmental charges as described in the appropriate Indenture. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. If a Prospectus Supplement refers to any transfer agents (in addition to the Security Registrar) designated by the Company with respect to any series of Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that, if Securities of a series are issuable only as Registered Securities, the Company will be required to maintain a transfer agent in each Place of Payment for such series and, if Securities of a series are issuable as Bearer Securities, the Company will be required to maintain (in addition to the Security Registrar) a transfer agent in a Place of Payment for such series located outside the United States. The Company may at any time designate additional transfer agents with respect to any series of Securities.

    In the event of any partial redemption of Securities of any series, the Company will not be required to (i) register the transfer of or exchange Securities of that series during a period beginning at the opening of business 15 days before any selection of Securities of that series to be redeemed and ending at the close of business on (a) if Securities of the series are issuable only as Registered Securities, the day of mailing of the relevant notice of redemption and (b) if Securities of the series are issuable only as Bearer Securities, the day of the first publication of the relevant notice of redemption or, if Securities of the series are issuable as Bearer Securities and Registered Securities and there is no publication, the mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Registered Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Security being redeemed in part; or (iii) exchange any Bearer Security called for redemption, except to exchange such Bearer Security for a Registered Security of that series and of like tenor and principal amount that is immediately surrendered for redemption.

PAYMENT AND PAYING AGENTS

    Unless otherwise indicated in the Prospectus Supplement relating thereto, payment of principal of and premium, if any, and interest, if any, on Registered Securities will be made at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that at the option of the Company, payment of any interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer to an account maintained by the Person entitled thereto as specified in the Security Register. Unless otherwise indicated in the Prospectus Supplement relating thereto, payment of any installment of interest on Registered Securities will be made to the Person in whose name such Registered Security is registered at the close of business on the Regular Record Date for such interest.

    Unless otherwise indicated in the Prospectus Supplement relating thereto, payment of principal of and premium, if any, and interest, if any, on Bearer Securities will be payable, subject to any applicable laws and regulations, at the office of such Paying Agents outside the United States as the Company may designate from time to time, or by check or by transfer to an account maintained by the payee outside the United States. Unless otherwise indicated in the Prospectus Supplement relating thereto, any payment of interest on Bearer Securities will be made only against surrender of the coupon relating to such interest installment.

    Unless otherwise indicated in the Prospectus Supplement relating thereto, the principal office of Bankers Trust will be designated as the Company's sole Paying Agent for payments with respect to Securities which are issuable solely as Registered Securities and as the Company's Paying Agent in the Borough of Manhattan, The City of New York for payments with respect to Securities (subject to any limitations described in any related Prospectus Supplement) which are issuable as Bearer Securities. Any Paying Agents outside the United States and any other Paying Agents in the United States initially designated by the Company for the Securities will be named in an applicable Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that, if Securities of a series are issuable only as Registered Securities, the Company will be required to maintain a Paying Agent in each Place of Payment for such series and, if Securities of a series are issuable as Bearer Securities, the Company will be required to maintain (i) a Paying Agent in the Borough of Manhattan, The City of New York, for payments with respect to any Registered Securities of the series (and for payments with respect to Bearer Securities of the series in the circumstances described in the appropriate Indenture, but not otherwise), and (ii) a Paying Agent in a Place of Payment located outside the United States where Securities of such series and any related coupons may be presented and surrendered for payment; provided, however, that if the Securities of such series are listed on The International Stock Exchange of the United Kingdom and the Republic of Ireland Limited (the "London Stock Exchange") or the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, the Company will maintain a Paying Agent in London or Luxembourg or any other required city located outside the United States, as the case may be, for the Securities of such series.

    All moneys paid by the Company to a Paying Agent for the payment of principal of or premium, if any, or interest, if any, on any Security which remain unclaimed at the end of one year after such principal, premium, if any, or interest, if any, shall have become due and payable will be repaid to the Company for payment thereof.

GLOBAL SECURITIES

    The Securities of a series may be issued in whole or in part in global form. A Security in global form (a "Global Security") will be deposited with, or on behalf of, a Depositary, which will be identified in the Prospectus Supplement relating thereto. A Global Security may be issued in either registered or bearer form and in either temporary or permanent form. A Global Security may not be transferred except as a whole by the Depositary for such Security to a nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor. If any Securities of a series are issuable in global form, the related Prospectus Supplement will describe the circumstances, if any, under which beneficial owners of interests in any such Global Security may exchange such interests for definitive Securities of such series and of like tenor and principal amount in any authorized form and denomination, the manner of payment of principal of and premium, if any, and interest, if any, on any such Global Security and the specific terms of the depositary arrangement with respect to any such Global Security.

CERTAIN DEFINED TERMS

    Unless otherwise noted herein all defined terms are applicable to both the Indentures.

    "Consolidated Assets" is defined as the amount of all assets which under generally accepted accounting principles as in effect on the date of such balance sheet would appear on a consolidated balance sheet of the Company and its Subsidiaries (after deducting related depreciation, amortization, unearned finance charges, allowance for credit losses, and other valuation reserves), but shall not include goodwill, unamortized debt discount and expenses, corporate organization expense, patents and trademarks.

    "Consolidated Liabilities" is defined as the amount of all liabilities which under generally accepted accounting principles (as in effect as of the date of such balance sheet) would appear on the consolidated balance sheet of the Company and its Subsidiaries including, without limitation, the par value or involuntary liquidation value, whichever is greater, of minority interests, if any, in preference stock of all Subsidiaries, but not including any of the following: redeemable preferred or preference stock, minority interests, if any, in common stock of Subsidiaries, valuation reserves (including unearned finance charges and allowances for credit losses deducted from assets), Capital Stock and surplus and surplus reserves of the Company, deferred taxes, deferred investment tax credit and any Subordinated Indebtedness of the Company.

    "Debt" is defined as, with respect to any Person, all obligations for borrowed money of such Person which in accordance with generally accepted accounting principles shall be classified upon a balance sheet of such Person as liabilities of such Person, including all (a) direct Debt and other similar monetary obligations of such Person, (b) obligations secured by any lien upon Property owned by such Person or obligations created or arising under any conditional sale, capital lease, or other title retention agreement with respect to Property acquired by such Person; provided, however, that Debt does not include any indebtedness, including purchase money indebtedness, with respect to which a creditor has no recourse against the obligor except recourse to specific Property the acquisition of which was financed by or otherwise secures such indebtedness, or to the proceeds of any sale or lease of such Property or both,
(c) obligations under agreements to pay installments of purchase price or other like payments with respect to fixed assets not utilized by such Person or its subsidiaries in the ordinary course of its business, including obligations ostensibly to pay rent under which an equity interest is to be acquired in the rented Property. In addition, Debt includes all Guarantees of such Person to the extent the amount of such Guarantees is in excess of 50% of the Shareholder's Equity of such Person.

    "Lien" is defined as any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract (but excluding a landlord's statutory lien for rent not yet due), and including, but not limited to, the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" includes reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. Under the Indentures, the Company or a Subsidiary will be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sales agreement, capital lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

    "Original Issue Discount Security" is defined as any Security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the Maturity thereof, as provided in the applicable Indenture.

    "Property" is defined as any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

    "Senior Indebtedness" as defined in the Subordinated Indenture shall mean all of the indebtedness of, or guaranteed by, the Company for borrowed money (including the principal of, premium, if any, or interest on any such borrowed money and any commitment fees for unborrowed amounts which, if borrowed, would constitute Senior Indebtedness), whether currently outstanding or hereafter incurred, unless, under the instrument evidencing the same or under which the same is outstanding, it is expressly provided that such indebtedness is subordinate to other indebtedness and obligations of the Company.

    "Shareholder's Equity" of any Person shall mean the shareholder's equity appearing on the balance sheet of such Person as determined under generally accepted accounting principles.

    "Subordinated Indebtedness" as defined in the Subordinated Indenture shall mean the Subordinated Securities and all other indebtedness of, or guaranteed by, the Company whether or not outstanding on the date of the Subordinated Indenture, which is by the terms thereof made subordinate and junior in right of payment to all Senior Indebtedness.

CERTAIN COVENANTS

    LIMITATION ON DIVIDENDS. The Indentures provide that no dividend shall be paid or declared or other distribution made on any Capital Stock of the Company (except in shares of Capital Stock of the Company), and neither the Company nor any Subsidiary of the Company shall acquire any shares of such stock unless, after giving effect thereto, Consolidated Assets would be at least equal to 115% of Consolidated Liabilities. For purposes of this limitation, the definition of Capital Stock shall not include any preferred stock issued by the Company or its Subsidiaries. The foregoing restrictions, however, shall not prevent any acquisition of shares of Capital Stock of the Company solely in exchange for other shares of Capital Stock of the Company, any acquisition of such shares of Capital Stock of the Company through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of other shares of such Capital Stock of the Company, or the payment of any dividend within 60 days after the date of declaration thereof, if at such date such declaration complied with the restrictions of such limitation.

    LIMITATION UPON LIENS. The Indentures provide that the Company will not, and will not permit any Subsidiary to, create or permit to continue in existence any Lien or charge of any kind upon any Property or assets of the Company or of any Subsidiary unless the Securities then outstanding shall be equally and ratably secured (subject, in the case of the Subordinated Securities, to subordination as to rights of payment as provided in the Subordinated Indenture), with any other obligation or indebtedness so secured, subject to certain exceptions including (a) leases or subleases of Property in the ordinary course of business of the Company or any Subsidiary, or if such Property is not needed in the operation of the business; (b) Liens created within 12 months after the acquisition or construction of Property to secure or to provide for the payment of the purchase or construction price of such Property and Liens existing on any Property at the time of acquisition or certain pre-existing Liens and conditional sales agreements and/or title retention agreements with respect to any subsequently acquired Property, provided that the aggregate principal amount of the indebtedness secured by all such Liens on any particular Property may not exceed the cost (including improvements thereon) of such Property to the Company or any Subsidiary, and that such Lien(s) do not extend to other Property owned prior to such acquisition or construction or to Property thereafter acquired or constructed; (c) Liens securing indebtedness incurred to finance or refinance the acquisition of the Property subject to the Lien and in respect of which the creditor has no recourse against the Company or any Subsidiary except recourse to such Property, or to the proceeds of any sale or lease of such Property or both; (d) Liens on Property of the Company or a Subsidiary in favor of the United States or any State thereof, or any department, governmental body, agency or instrumentality or political subdivision of any such jurisdiction, to secure partial, progress, advance or other payments pursuant to any contract or statute relating thereto; (e) deposits with or security interest given to a governmental agency as a condition to the transaction of business or the exercise of a privilege, or made to enable the Company or such Subsidiary to maintain self-insurance or participate in any fund, or in connection with workmen's compensation, unemployment insurance, old age pensions, or other social security, or to share in any privileges or other benefits available to corporations participating in any such arrangements, or for any other purpose required by law or regulation promulgated by said governmental agency as a condition to the transaction of any business or the exercise of any privilege or license, or deposit assets of the Company or such Subsidiary with any surety company or clerk of any court or in escrow, as collateral in connection with, or in lieu of, any bond on appeal by the Company or such Subsidiary from any judgment or in connection with any other judicial proceedings by or against the Company or such Subsidiary; (f)(i) Liens for taxes, assessments or other governmental charges or levies which are not yet due or are payable without penalty or are being contested in good faith and against which reserves deemed adequate by the Company or such Subsidiary have been established, provided that foreclosure or similar proceedings have not been commenced (unless cured by payment), (ii) Liens of any judgment and other similar Liens arising in connection with court proceedings, providing such Lien is discharged or the execution or other enforcement of such Lien is effectively stayed within six months of the creation of such Lien, (iii) undetermined Liens or charges incident to construction, (iv) mechanics' or other like Liens arising in the ordinary course of business in respect of obligations which are not overdue or which are being contested by the Company or such Subsidiary in good faith, or deposits to obtain the release of such Liens, or (v) immaterial encumbrances consisting of zoning restrictions, licenses, easements and restrictions on the use of real property and minor defects and irregularities in the title thereto;
(g) banker's liens and rights of off-set in the holders of indebtedness such as commercial paper or monies of the Company or a Subsidiary deposited with such Lender in the ordinary course of business; (h) Liens related solely to the purchase of, or the investment in or with respect to, a specific item or items of tangible personal property and securing indebtedness evidenced by participation certificates, trust certificates, indentures or the like, however denominated, provided that no such Lien shall constitute a general lien or mortgage on substantially all the tangible assets of the Company; (i) refundings, replacements or extensions of any permitted Liens not exceeding the principal amount of indebtedness so refunded or extended at the time of such refunding or extension and covering the same Property theretofore securing the same; (j) deposits or pledges as security for the performance of any contract or undertaking in the ordinary course of business but unrelated to the borrowing of money or to the securing of indebtedness; (k) Liens existing on April 15, 1987 on its Property (with respect to the Senior Indenture) and Liens existing on June 15, 1988 on its Property (with respect to the Subordinated Indenture); (l) Liens on aircraft or equipment held by the Company or a Subsidiary or leased to third parties, if such obligation is without recourse to the Company or such Subsidiary; and (m) in addition to Liens permitted under clauses (a) through (l) above, Liens with respect to an aggregate amount of indebtedness of the Company (including its Subsidiaries) not in excess of an amount equal to 15% of Consolidated Assets.

    Reference is made to the Prospectus Supplement relating to the Securities offered thereby for information with respect to any additional covenants that may be included in the terms of such Securities.

MERGERS AND SALES OF ASSETS BY THE COMPANY

    The Company may consolidate or merge with or into any other corporation, and the Company may convey, transfer or lease all or substantially all of its Properties or assets to another Person provided that (a) the corporation (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and shall expressly assume payment of the principal of and premium, if any and interest, if any, (including all Additional Amounts) on the Securities and the performance and observance of the respective Indenture, and (b) the Company or such successor corporation shall not immediately thereafter be in default under the respective Indenture and certain other conditions are met.

EVENTS OF DEFAULT, NOTICE AND WAIVER

    If an Event of Default with respect to the Securities of any series then outstanding shall have occurred and be continuing, the Trustee or the Holders of at least 25% in principal amount of the Securities of such series then outstanding may declare the principal (or, if the Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) and accrued interest of all the Securities of such series to be due and payable immediately; provided, that, in certain cases, if all Events of Default with respect to such series shall have been remedied, the Holders of a majority in aggregate principal amount of the Securities of such series then outstanding may rescind and annul such declaration and its consequences. Reference is made to the Pricing Supplement relating to any series of Securities which is issued at a substantial discount from the principal amount thereof for the particular provisions relating to acceleration of the maturity of a portion of the principal amount of such Securities upon the occurrence of an Event of Default and the continuation thereof.

    An Event of Default with respect to the Securities of any series then outstanding is defined in the Indenture as being: default for a period of 30 days or more in the payment of any interest on the Securities of such series whether or not, in the case of the Subordinated Securities, such payment is prohibited by the subordination provisions referred to below under "Subordination"; default in payment of any principal of (or premium, if any, on) the Securities of such series whether or not, in the case of the Subordinated Securities, such payment is prohibited by the subordination provisions referred to below under "Subordination"; default in the deposit of any sinking fund payment, when and as due by the terms of a Security of that series whether or not, in the case of the Subordinated Securities, such payment is prohibited by the subordination provisions referred to below under "Subordination"; default for a period of 60 days after notice by the Holders of at least 25% in principal amount of the Outstanding Securities of that series or by the Trustee in the performance of any other covenant or warranty of the Company in the respective Indenture with respect to a series of the Securities; an event of default, as defined in any mortgage, indenture or instrument evidencing any indebtedness of the Company for money borrowed (including other series of the Securities) in excess of $10,000,000 aggregate principal amount then outstanding (except that such dollar amount shall not apply with respect to a default with respect to Securities of any series outstanding), as a result of which such indebtedness of the Company shall have been accelerated and such acceleration shall not have been annulled or rescinded within a period of 20 days after written notice thereof; or certain events of bankruptcy, insolvency or reorganization.

    The Trustee is required, within 90 days after the occurrence of any default which is known to the Trustee and is continuing, to give to the Holders of the applicable series of Securities with respect to which such default has occurred notice of such default; provided that, except in the case of default in the payment of principal, premium, if any (including any sinking fund payment) or interest, if any, on a series of Securities with respect to which such default has occurred, the Trustee shall be protected in withholding such notice if it determines in good faith that the withholding of such notice is in the interest of the Holders of the Securities of such series.

    The Trustee, subject to its duties during default to act with the required standard of care, may require indemnification by the Holders of a series of Securities with respect to which a default has occurred before proceeding to exercise any right or power under the applicable Indenture at the request of the Holders of Securities of such series. The Holders of a majority in principal amount of the Outstanding Securities of this series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

    In certain cases, the Holders of a majority in principal amount of an outstanding series of Securities may, on behalf of the Holders of all Securities of such series, and any coupons appertaining thereto, waive any past default with respect to such series except a default in the payment of the principal, premium, if any, or interest (except to the extent that such interest has been paid), if any, on such series of Securities with respect to which such default has occurred.

    The Company is required to file annually with the Trustee a certificate as to the absence of defaults under each Indenture.

DISCHARGE AND DEFEASANCE

    Under each of the Indentures, the Company may discharge certain obligations to holders of any series of Securities that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by depositing with the applicable Trustee, in trust, funds in an amount sufficient to pay the entire indebtedness on such Securities in respect of principal and premium, if any, and interest, if any, to the date of such deposit (if such Securities have become due and payable) or to the Maturity thereof, as the case may be.

    Each Indenture further provides that, if the provisions of Section 403 thereof are made applicable to the Securities of any series pursuant to Section 301 thereof, the Company may elect to defease and be discharged from any and all obligations with respect to such Securities (except for, among other things, the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on such Securities and the obligations to register the transfer or exchange of such Securities, to replace temporary or mutilated, destroyed, lost or stolen Securities, to maintain an office or agency in respect of such Securities and to hold moneys for payment in trust) ("defeasance") upon the irrevocable deposit by the Company with the Trustee, in trust, of an amount of money or Government Obligations (as defined below), or both, applicable to such Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest, if any, on such Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

    Such a trust may only be established if, among other things, (i) the defeasance does not result in a breach or violation of, or constitute a default under, the applicable Indenture or any other agreement or instrument to which the Company is a party or by which it is bound, (ii) no default or Event of Default with respect to the Securities to be defeased shall have occurred and be continuing on the date of the establishment of such a trust and (iii) the Company has delivered to the Trustee an Opinion of Counsel (as specified in the applicable Indenture) to the effect that the holders of such Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner at the same times as would have been the case if such defeasance had not occurred, and such Opinion of Counsel must refer to and be based upon a letter ruling of the Internal Revenue Service received by the Company, a Revenue Ruling published by the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the applicable Indenture. "U.S. Government Obligations" means generally direct noncallable obligations of the United States of America for the payment of which its full faith and credit is pledged or obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United

States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America.

    The applicable Prospectus Supplement may further describe the provisions, if any, permitting defeasance, including any modifications to the provisions described above, with respect to the Securities of a particular series.

NOTICES

    Except as otherwise provided in the Indentures, notices to Holders of Bearer Securities will be given by publication at least twice in a daily newspaper in The City of New York and in such other city or cities as may be specified in such Securities. Notices to Holders of Registered Securities will be given by mail to the addresses of such Holders as they appear in the Security Registers.

MODIFICATION OF THE INDENTURES

    Modification and amendment of the Indentures may be made by the Company and the Trustee with the consent of the Holders of not less than 66 2/3% in aggregate principal amount of the Outstanding Securities of an affected series, provided that no such modification or amendment may, without the consent of the Holder of each Outstanding Security affected thereby, (a) change the Stated Maturity of, or any installment of principal or interest (or any Additional Amount) on, any Outstanding Security, or reduce the principal amount or rate of interest thereon, or change the Redemption Price; (b) change the place or currency of payment of principal of or premium, if any, or interest on any Security; (c) impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof; (d) reduce the above-stated percentage of Outstanding Securities necessary to modify or amend the respective Indentures; (e) modify the foregoing requirements or reduce the percentage of Outstanding Securities necessary to waive any past default or compliance with certain restrictive provisions to less than a majority; (f) with respect to the Senior Securities, reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the Maturity thereof; or (g) with respect to the Subordinated Securities, reduce the amount of principal of or the rate of interest on a Security payable upon acceleration of the Maturity thereof. The Holders of at least a majority in aggregate principal amount of the Outstanding Securities may waive past defaults and compliance by the Company with certain restrictive provisions.

    Modification and amendment of the Indentures may be made by the Company and the Trustee without the consent of any Holder, for any of these purposes: (a) to evidence the succession of another corporation to the Company; (b) to add to the covenants of the Company for the benefit of the Holders of all or any series of Securities; (c) to add additional Events of Default; (d) to change any provision of the Indentures or either of them to facilitate the issuance of Bearer Securities; (e) to change or eliminate any provision of any Indenture, provided no Security Outstanding of any series is entitled to the benefit of such provision; (f) to secure the Securities; (g) to establish the form or terms of Securities; (h) to provide for the acceptance of appointment by a successor Trustee; or (i) to cure any ambiguity, defect or inconsistency in either Indenture or both of them provided such action does not adversely affect the interests of Holders of Securities.

SUBORDINATION

    The indebtedness evidenced by the Subordinated Securities and the payment of the principal of and premium, if any, and interest, if any, on each and all of the Subordinated Securities are subordinated in right of payment to the prior payment in full of Senior Indebtedness and, unless specifically designated as ranking junior to other subordinated debt securities of the Company, are PARI PASSU with all other subordinated debt securities of the Company which have not been specifically designated as ranking junior to other subordinated debt securities of the Company. The Company has not issued any subordinated debt ranking junior to the Subordinated Securities but the Company may issue such junior subordinated debt.

    If the Company defaults in the payment of any Senior Indebtedness, unless and until such default shall have been cured or waived, no direct or indirect payment shall be made on account of the principal of and premium, if any, or interest, if any, or any Additional Amounts on the Subordinated Securities, or in respect of any sinking fund for, or redemption, retirement or purchase or other acquisition of any of the Subordinated Securities.

    If any other event of default occurs with respect to any Senior Indebtedness, permitting the holders thereof to accelerate the maturity thereof, then, unless and until such event of default shall have been cured or waived, no direct or indirect payment shall be made on account of the principal of, or premium, if any, or interest, if any (including Additional Amounts) on any Subordinated Securities or in respect of any sinking fund for, or redemption, retirement, purchase or other acquisition of the Subordinated Securities, during any period of 90 days after written notice of such default shall have been given to the Company by any holder of Senior Indebtedness or during any period in which any judicial proceeding is pending in respect of such default and a notice of acceleration of the maturity of such Senior Indebtedness has been transmitted to the Company in respect of such default.

    In the event of: (i) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment or other similar proceeding relating to the Company, its creditors or its property; (ii) any proceeding for the liquidation, dissolution or other winding up of the Company, whether voluntary or involuntary, whether or not involving bankruptcy proceedings; (iii) any assignment by the Company for the benefit of creditors; or (iv) any other marshalling of the assets of the Company, all Senior Indebtedness shall first be paid in full before any payment or distribution shall be made to any Holder of Subordinated Securities.

    If any such payment or distribution to be paid to the holders of Senior Indebtedness shall be made to any Holder of Subordinated Securities in contravention of the foregoing and before all the Senior Indebtedness shall have been paid in full, such payment or distribution shall be received in trust for the benefit of, and shall be paid over or delivered and transferred to, the holders of Senior Indebtedness at the time outstanding in accordance with the priorities then existing among such holders for applications to the payment of all Senior Indebtedness remaining unpaid.

    Senior Indebtedness shall not be deemed to have been paid in full unless the holders thereof shall have received cash equal to the amount of Senior Indebtedness then outstanding. Upon payment in full of all Senior Indebtedness, the Holders of Subordinated Securities shall be subrogated to all rights of any holders of Senior Indebtedness to receive any further payments or distributions applicable to the Senior Indebtedness until all amounts owing on the Subordinated Securities shall have been paid in full, and such payments or distributions which otherwise would be paid or distributed to the holders of Senior Indebtedness, shall, as between the Company and its creditors (other than the holders of Senior Indebtedness), on the one hand, and the Holders of the Subordinated Securities, on the other hand, be deemed to be a payment by the Company on account of Senior Indebtedness and on account of the Subordinated Securities.

    As of June 30, 1997, the Company had issued $2,642.1 million of its Senior Securities pursuant to the Senior Indenture and $157.9 million of its Subordinated Securities pursuant to the Subordinated Indenture. As of June 30, 1997, there was $1,667.8 million of Senior Indebtedness of the Company outstanding and $79.8 million of Subordinated Indebtedness of the Company outstanding. Pursuant to certain indebtedness of the Company not covered by the Indentures, the Company's most restrictive covenants regarding the incurrence of additional senior debt allow the Company to incur additional senior debt to the extent of 500% of the sum of net worth plus subordinated debt, less certain adjustments. The maximum amount of additional senior debt which could have been incurred as of June 30, 1997 was $535.9 million. In addition, certain of the Company's other indebtedness not covered by the Indentures contains covenants restricting the incurrence of additional senior debt. However, such covenants are not as restrictive as the covenants described in this paragraph.

    The holders of the Securities should not rely on the continued existence of the covenants described above because they will expire (i) as the indebtedness related thereto matures and is paid, (ii) if the Company prepays such related indebtedness or (iii) if the Company amends or deletes such restrictions through the process of negotiation.

THE TRUSTEE UNDER THE INDENTURES

    Bankers Trust is the Trustee under the Senior Indenture and the Subordinated Indenture. Bankers Trust is also the Trustee for certain other series of the Company's medium-term notes. The Company maintains banking and borrowing relations with Bankers Trust.

                              PLAN OF DISTRIBUTION

    The Company may sell Securities to one or more underwriters for public offering and sale by them or may sell Securities to investors directly or through agents that solicit or receive offers on behalf of the Company or through dealers or through a combination of any such method of sale. Any such underwriter, dealer or agent involved in the offer and sale of the Securities will be named in a supplement to this Prospectus.

    The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company may authorize agents of the Company acting on a best efforts or other basis to solicit and receive offers by certain institutions to purchase the Securities from the Company upon the terms and conditions as are set forth in the Prospectus Supplement. Each Prospectus Supplement will describe the method of distribution of the Securities offered thereby.

    In connection with the sale of the Securities, underwriters may receive compensation from the Company or from purchasers of Securities for whom they may act as agents, in the form of discounts, concessions or commissions. The underwriters, dealers and agents which participate in the distribution of Securities (including agents only soliciting or receiving offers to purchase Securities on behalf of the Company) may be deemed to be underwriters under the Securities Act, and any discounts or commissions received by them and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such dealer will be identified and any such compensation will be set forth in the Prospectus Supplement.

    Under agreements which may be entered into by the Company, underwriters, dealers and agents which participate in the distribution of Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

    Each underwriter, dealer and agent participating in the distribution of any Securities which are issuable as Bearer Securities will agree that it will not offer, sell or deliver, directly or indirectly, Bearer Securities in the United States or to United States persons (other than qualifying financial institutions), in connection with the original issuance of the Securities.

    Each underwriter, dealer and agent participating in the distribution of any Securities involving the United Kingdom will represent and agree that:

    (a) in relation to Securities which have a maturity of one year or more and which are to be listed on the London Stock Exchange, it has not offered or sold and will not offer or sell any Securities to persons in the United Kingdom prior to admission of such Securities to listing in accordance with Part IV of the Financial Services Act 1986 (the "FSA") except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 or the FSA;

    (b) in relation to Securities which have a maturity of one year or more and which are not to be listed on the London Stock Exchange, it has not offered or sold and, prior to the expiry of the period of six months from the Issue Date of such Securities will not offer or sell any such Securities to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

    (c) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Securities, other than in relation to Securities to be listed on the London Stock Exchange, any document which consists of or any part of listing particulars, supplementary listing particulars or any other document required or permitted to be published by the listing rules under
       Part IV of the FSA, to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996, as amended, or is a person to whom the document may otherwise be lawfully issued or passed on; and

    (d) it has complied and will comply with all applicable provisions of the FSA with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom.

    Certain of the underwriters, dealers or agents participating in the distribution of the Securities or affiliates thereof may be customers of, engage in transactions with and perform services for the Company in the ordinary course of business. In connection with any particular distribution of Securities, the Company may enter into swaps or other hedging transactions with, or arranged by, an underwriter, dealer or agent participating in such distribution or an affiliate thereof. Such underwriter, dealer, agent or affiliate may receive compensation, trading gain or other benefits from such transactions.

                                 LEGAL MATTERS

    The validity of the Securities will be passed upon for the Company by Michael C. Draffin, Vice President -- Taxes & Associate General Counsel and Secretary of the Company or by H. David Heumann, Assistant General Counsel of the Company or by Melinda A. Johnson, Counsel of the Company, and for the underwriters or agents by Brown & Wood LLP, New York, New York. Mr. Draffin, Mr. Heumann or Ms. Johnson may rely, as to all matters governed by New York law, on the opinion of Brown & Wood LLP.

                                    EXPERTS

    The consolidated financial statements and schedules of Boeing Capital Corporation (formerly McDonnell Douglas Finance Corporation) and subsidiaries appearing in its Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. The information under the caption "Selected Consolidated Financial Data" for each of the five years in the period ended December 31, 1996, included elsewhere herein has been derived from consolidated financial statements audited by Ernst & Young LLP as set forth in their report, included in the Annual Report on Form 10-K for the year ended December 31, 1996, and incorporated herein by reference. Such consolidated financial statements and selected consolidated financial data have been incorporated herein by reference and included herein, respectively, in reliance upon such report, given upon the authority of such firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth all expenses in connection with the issuance and distribution of the securities being registered. All the amounts shown are estimates, except the registration fee.

Registration fee......................................................  $303,030
Fees and expenses of accountants......................................    32,000
Fees and expenses of counsel..........................................
Blue Sky fees and expenses............................................
Fees and expenses of Trustee..........................................    36,000
Printing expenses.....................................................    15,000
Rating agency fees....................................................
Miscellaneous.........................................................
                                                                        --------
    Total.............................................................  $
                                                                        --------
                                                                        --------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law permits indemnification of officers and directors of domestic or foreign corporations under certain circumstances and subject to certain limitations. Article XXIII of the Company's By-Laws and resolutions adopted by the Company's Board of Directors contain provisions for indemnification of its directors and officers consistent with the provisions of said Section 145.

    The Boeing By-Laws provide, in substance, that each person made a party or threatened to be made a party to any type of proceeding, by reason of the fact that he or she is or was a director or officer of Boeing or that, being or having been such a director or officer or an employee of Boeing, he or she is or was serving at the request of an executive officer of Boeing as a director, officer, employee or agent of another corporation, will be indemnified and held harmless by Boeing to the full extent permitted by the Delaware General Corporation Law, against all expense, liability and loss actually and reasonably incurred by such person in connection therewith. In certain cases, the indemnified party will be entitled to the advancement of certain expenses relating to indemnification.

    Officers and directors of the Company are covered by insurance that (with certain exceptions and within certain limitations) indemnifies them against losses and liabilities arising from any alleged "wrongful act" including any alleged error or misstatement, misleading statement, wrongful act or omission, neglect or breach of duty in their capacities as such.

ITEM 16.  LIST OF EXHIBITS.

1       --  Form of Distribution Agreement.(2)

4(a)    --  Indenture, dated as of April 15, 1987, between McDonnell Douglas
              Finance Corporation (now the Company) and Bankers Trust Company providing for the issuance of Debt Securities.(1)

4(b)    --  Supplemental Indenture, dated as of June 12, 1995, between McDonnell
              Douglas Finance Corporation (now the Company) and Bankers Trust Company.(3)

4(c)    --  Indenture, dated June 15, 1988, between McDonnell Douglas Finance
              Corporation (now the Company) and Bankers Trust Company of California, N.A. providing for the issuance of Subordinated Debt Securities.(1)

4(d)    --  Supplemental Indenture, dated as of June 12, 1995, between McDonnell
              Douglas Finance Corporation (now the Company) and Bankers Trust
              Company.(3)

4(e)    --  Form of Senior Fixed Rate Medium-Term Note.(2)

4(f)    --  Form of Subordinated Fixed Rate Medium-Term Note.(2)

4(g)    --  Form of Senior Floating Rate Medium-Term Note.(2)

4(h)    --  Form of Subordinated Floating Rate Medium-Term Note.(2)

5       --  Opinion of H. David Heumann, Esq., Assistant General Counsel of the
              Company.(2)

12      --  Computation of Ratio of Earnings to Fixed Charges, for the year ended December 31, 1996.(2)

23(a)   --  Consent of H. David Heumann, Esq., Assistant General Counsel of the
              Company (included in Exhibit 5).

23(b)   --  Consent of Ernst & Young LLP.

24      --  Power of Attorney (included on page II-4).

25(a)   --  Statement of Eligibility under the Trust Indenture Act of 1939 on
              Form T-1 of Bankers Trust Company with respect to Senior Debt
              Securities.(2)

25(b)   --  Statement of Eligibility under the Trust Indenture Act of 1939 on
              Form T-1 of Bankers Trust Company with respect to Senior
              Subordinated Debt Securities.(2)

------------------------

(1) Previously filed with the Commission as an exhibit to the Company's Form S-3 Registration Statement (File No. 33-26674) and incorporated by reference herein.

(2) To be filed by amendment.

(3) Previously filed with the Commission as an exhibit to the Company's Form S-3 Registration Statement (File No. 33-58989) and incorporated by reference herein.

ITEM 17.  UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

        (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

        Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 15 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, based on Registrant's reasonable belief that the security rating requirement will be met by the time of effectiveness, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Long Beach, and State of California, on the 10th day of October, 1997.

                                BOEING CAPITAL CORPORATION

                                By:           /s/ THOMAS J. MOTHERWAY
                                     -----------------------------------------
                                                Thomas J. Motherway
                                                    (PRESIDENT)

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas J. Motherway and Steven W. Vogeding, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

 Principal Executive Officer:

   /s/ THOMAS J. MOTHERWAY
------------------------------  President and Director       October 10, 1997
    (Thomas J. Motherway)

 Principal Financial Officer:

    /s/ STEVEN W. VOGEDING
------------------------------  Senior Vice President &      October 10, 1997
     (Steven W. Vogeding)         Chief Financial Officer

Principal Accounting Officer:

    /s/ MAURA R. MIZUGUCHI
------------------------------  Controller                   October 10, 1997
     (Maura R. Mizuguchi)

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

       Other Directors:

      /s/ BOYD E. GIVAN
------------------------------  Director                     October 10, 1997
       (Boyd E. Givan)

   /s/ THEODORE J. COLLINS
------------------------------  Director                     October 10, 1997
    (Theodore J. Collins)

     /s/ DAVID A. JAEGER
------------------------------  Director                     October 10, 1997
      (David A. Jaeger)

    /s/ DANIEL O. ANDERSON
------------------------------  Director                     October 10, 1997
     (Daniel O. Anderson)

                               INDEX TO EXHIBITS

 EXHIBIT
 NUMBER                                                        EXHIBIT
---------  ---------------------------------------------------------------------------------------------------------------
1             --      Form of Distribution Agreement.(2)

4(a)          --      Indenture, dated as of April 15, 1987, between McDonnell Douglas Finance Corporation (now the
                        Company) and Bankers Trust Company providing for the issuance of Debt Securities.(1)

4(b)          --      Supplemental Indenture, dated as of June 12, 1995, between McDonnell Douglas Finance Corporation
                        (now the Company) and Bankers Trust Company.(3)

4(c)          --      Indenture, dated June 15, 1988, between McDonnell Douglas Finance Corporation (now the Company) and
                        Bankers Trust Company of California, N.A. providing for the issuance of Subordinated Debt
                        Securities.(1)

4(d)          --      Supplemental Indenture, dated as of June 12, 1995, between McDonnell Douglas Finance Corporation
                        (now the Company) and Bankers Trust Company.(3)

4(e)          --      Form of Senior Fixed Rate Medium-Term Note.(2)

4(f)          --      Form of Subordinated Fixed Rate Medium-Term Note.(2)

4(g)          --      Form of Senior Floating Rate Medium-Term Note.(2)

4(h)          --      Form of Subordinated Floating Rate Medium-Term Note.(2)

5             --      Opinion of H. David Heumann, Esq., Assistant General Counsel of the Company.(2)

12            --      Computation of Ratio of Earnings to Fixed Charges, for the year ended December 31, 1996.(2)

23(a)         --      Consent of H. David Heumann, Esq., Assistant General Counsel of the Company (included in Exhibit 5).

23(b)         --      Consent of Ernst & Young LLP.

24            --      Power of Attorney (included on page II-4).

25(a)         --      Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1 of Bankers Trust Company
                        with respect to Senior Debt Securities.(2)

25(b)         --      Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1 of Bankers Trust Company
                        with respect to Senior Subordinated Debt Securities.(2)

------------------------

(1) Previously filed with the Commission as an exhibit to the Company's Form S-3 Registration Statement (File No. 33-26674) and incorporated by reference herein.

(2) To be filed by amendment.

(3) Previously filed with the Commission as an exhibit to the Company's Form S-3 Registration Statement (File No. 33-58989) and incorporated by reference herein.